                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS


     We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated February 26, 1996, except for Note 13 as to which the date is May 9, 1996, with respect to the financial statements of The UniMark Group, Inc. and April 29, 1996, except for Note 9 as to which the date is May 9, 1996, with respect to the financial statements of Simply Fresh Fruit, Inc., in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-3539) and related Prospectus of The UniMark Group, Inc. for the registration of 2,000,000 shares of its common stock.


                                          ERNST & YOUNG LLP

Dallas, Texas

June 13, 1996